EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ohio Edison Company of our report dated February 27, 2006 relating to the financial statements, which appears in Ohio Edison Company's 2005 Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated February 27, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Cleveland, Ohio
April 7, 2006